QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.151

FIRST AMENDMENT TO THE
COUNTRYWIDE BANK, N.A. NON-EMPLOYEE DIRECTORS' FEE PLAN

        This First Amendment is made this 26th day of July, 2007 by Countrywide Bank, FSB formerly known as Countrywide Bank, N.A. (the "Bank").

        WHEREAS, the Bank maintains the Countrywide Bank, N.A. Non-Employee Directors' Fee Plan (the "Plan"), adopted October 27, 2005, and the Bank wishes to amend the Plan to permit elective deferrals of shares of Stock as provided for in the Countrywide Financial Corporation 2003 Non-Employee Directors' Fee Plan (as amended and restated September 27, 2005), effective January 1, 2008.

        NOW, THEREFORE, that the Bank hereby amends the Plan, pursuant to Section 8 thereof, effective on January 1, 2008 as follows:

1.
By deleting Section 4.2 in its entirety and by substituting therefor the following:

          4.2    Issuance of Certificates.    Subject to the deferral provisions of Section 9, as soon as practicable following the date of grant of a Restricted Stock Award, Countrywide Financial Corporation (the "Company") shall issue certificates (the "Certificates") to the Director receiving the Restricted Stock Award, representing the number of shares of Stock covered by the Award. Each Certificate shall bear a legend describing the restrictions on such shares imposed by this Section 4 and may be retained by the Company or its designee during the Restricted Period.

2.
By deleting Section 4.6 in its entirety and by substituting therefor the following:

          4.6    Forfeiture.    Except as otherwise provided in Section 4.4(i), (ii) and (iii), in the event that the Director's Date of Termination occurs prior to the business day immediately preceding the first anniversary of the date of grant, the Director shall forfeit any and all rights and interests with respect to such unvested Restricted Stock (or Restricted Stock Units, if a Deferral Election is applicable) and the Company shall have the right to cancel any such Certificates evidencing such Restricted Stock.

3.
By deleting Section 5 in its entirety and by substituting therefor the following:

SECTION 5
CHANGE IN CONTROL

        In the event of a Corporate Change, the Restricted Period with respect to all unvested Restricted Stock (or corresponding Restricted Stock Units) shall immediately lapse and the Director shall become fully vested in such shares of Stock (or Stock Units, as the case may be).

4.
By deleting Section 7.3 in its entirety and by substituting therefor the following:

          7.3    Unfunded Plan.    The Plan shall be unfunded. Neither the Bank nor the Board shall be required to segregate any assets that may at any time be represented by benefits or Awards made pursuant to the Plan. Neither the Bank nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Neither the Director nor any other person shall, by reason of participation in the Plan, the deferral of shares of Stock or the deferral of a cash payment, acquire any right in or title to any assets, funds or property of the Bank whatsoever prior to the date such shares of Stock or cash are distributed. A Director shall have only a contractual right to the shares of Stock and cash, if any, distributable under the Plan, unsecured by any assets of the Bank. Nothing contained in the Plan shall constitute a guarantee by the Bank that the assets of the Bank shall be sufficient to provide any benefits to any person. The Bank may, but shall not be obligated to, establish a trust to hold assets for the purpose of satisfying obligations under this Plan.

5.
By deleting Section 9 in its entirety and by substituting therefor the following:

SECTION 9
ELECTIVE DEFERRALS

          9.1    DEFERRAL ELECTION

            (i)    General.    A Director who is otherwise entitled to receive Director Fees in the form of shares of Stock or a cash payment under the terms of the Plan may elect to defer delivery of all or a portion of such fees, subject to Section 409A of the Internal Revenue Code and the following terms of this Section 9 (once deferred, the "Deferred Fees").

            (ii)    Deferral Election.    An election to defer the Director Fees into a Cash Account and Stock Unit Account shall be filed prior to the first day of the calendar year in which the Director Fees would otherwise have been delivered to the Director. The election to defer the Director Fees shall be made on an election form as provided by the Bank (the "Deferral Election").

            The Deferral Election form shall provide for the amounts of the Director Fees to be deferred and shall provide for the timing and method of distribution at the end of the applicable deferral period.

            (iii)    Conversion of Cash or Stock to Stock Units.    Deferred Fees credited to a Stock Unit Account, as defined below, under this Section 9 shall be converted to Stock Units by dividing the cash-based Director Fees so credited by the Fair Market Value of the Stock as of the date such Director Fees would otherwise have been paid or granted had the Director not made a Deferral Election. The Stock Unit Account will be credited with Stock Units equal to the number of shares of Restricted Stock as to which the Director has elected deferred receipt, with such Stock Units to be credited as of the date on which the shares of Stock would otherwise have been delivered to him in the absence of the deferral. To the extent that Stock Units are credited to the Director's Stock Unit Account with respect to the deferral of a Restricted Stock Award, such Stock Units shall have the same restrictions and vesting provisions as were applicable to the Restricted Stock Award.

          9.2    ACCOUNTS

            (i)    Stock Unit Accounts.    A "Stock Unit Account" shall be maintained on behalf of each Director who elects to defer all or a portion of his or her Director Fees under this Section 9, for the period during which delivery of such fees is deferred. A separate Stock Unit Account shall be established for each calendar year in which the Director elects to have all or a portion of the Director Fees deferred. A Director's Stock Unit Account(s) shall be subject to the following adjustments:

      (a)
      The Stock Unit Account will be credited with Stock Units, with such Stock Units to be credited as of the date on which the Director Fees would otherwise have been delivered to him in the absence of the deferral.

      (b)
      As of each dividend payment date for the Stock following the date any Stock Units are credited to the Director's Stock Unit Account, and prior to the date of distribution with respect to those Stock Units, the Director's Stock Unit Account shall be credited with additional Stock Units (including fractional Stock Units) equal to (i) the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Stock Units credited to the Director's Stock Unit Account on the dividend record date, divided by (ii) the Fair Market Value of a share of Stock on the date of payment of the dividend.

      (c)
      As of the date of any distribution with respect to a Director's Stock Unit Account under Section 9.3, the Stock Units credited to a Director's Stock Unit Account shall be reduced by the amounts distributed to the Director.

            (ii)    Cash Account.    A Cash Account shall be maintained on behalf of each Director who elects to defer the distribution of cash-based Director Fees provided herein, for the period during which delivery of cash is deferred. At the beginning of each calendar quarter, there shall be credited to the Director's Cash Account "interest" using a rate equal to the "Applicable Interest Rate" on the first day of the calendar quarter. Such interest shall be determined on the balance in the Director's Cash Account as of the last day of each month for the preceding quarter. All amounts otherwise due and payable to the Director shall be deemed received and credited to the Director's Cash Account as of the first day of the month in which the amount was due and payable by the Bank to the Director. Unless otherwise agreed to by the Bank and the Director, the "Applicable Interest Rate" shall be the annual percentage rate offered by the Bank to its retail customers for a certificate of deposit having an "opening deposit" amount equal to the balance in the Director's Cash Account on the first day of the applicable calendar quarter and having a term of 60 months, divided by 12. As of the date of any distribution with respect to a Director's Cash Account under Section 9.3, the balance credited to a Director's Cash Account shall be reduced by the amount of the distribution to the Director.

            (iii)    Statement of Accounts.    As soon as practicable after the end of each Year, the Company shall provide each Director having a Stock Unit Account or Cash Account under the Plan with a statement of the transactions in such Accounts during that year and the Account balances as of the end of the year.

          9.3    DISTRIBUTIONS

            (i)    General.    Subject to the terms of this Section 9.3, a Director shall specify, as part of his or her Deferral Election with respect to Deferred Fees, the time and manner of the distribution of the amounts deferred pursuant to such election. In the event that no election is made with respect to the timing or method of distribution as of the date of the Director's termination, the Director's entire Stock Unit Account and Cash Account shall be distributed in a single lump sum as of the first anniversary of the Director's date of termination.

            (ii)    Distribution of Stock Unit Account.    At the time of distribution of the Stock Unit Account, shares in accordance with the Director's Deferral Election, the Director shall receive a distribution of shares of Stock equal to the number of Stock Units in his or her Stock Unit Account subject to distribution. If the scheduled distribution date would otherwise occur after a dividend record date but before the payment of the dividend, distribution may, in the Board's discretion, be deferred (not more than 30 days) until the dividend is paid.

            (iii)    Applicability of Vesting Provisions.    In determining a Director's right to distributions under this Section 9.3, the vesting provisions of Section 4 or 5 of the Plan shall apply to the Stock Units credited to the Director's Stock Unit Account as though each unit represented one share of Stock, and with all units attributable to payment of dividends being fully vested as of the date they are credited to the Director's Stock Unit Account.

            (iv)    Distribution of Cash Account.    At the time of distribution of the Cash Account in accordance with the Director's Deferral Election, the Director shall receive a cash payment equal to the amount in his or her Cash Account then subject to distribution.

            (v)    Termination of Deferral by Bank.    The Board shall retain the right to terminate, at any time, for any reason, or no reason, the deferral provisions under this Section 9 (which may, but need not, be in conjunction with a termination of the Plan, and shall immediately distribute all, but not less than all, of the Stock Unit Accounts and Cash Accounts as of the date of such termination. In the event that the Board terminates the Plan pursuant to the foregoing, the Restricted Period with respect to all unvested Restricted Stock Units shall immediately lapse and the Director shall become fully vested in such Stock Units.

        IN WITNESS WHEREOF, the Bank has caused this First Amendment to be executed as of the day and year first above written.

COUNTRYWIDE BANK, FSB

By:	/s/ Timothy H. Wennes Timothy H. Wennes Senior Managing Director, President and Chief Operating Officer

QuickLinks

  Exhibit 10.151
FIRST AMENDMENT TO THE COUNTRYWIDE BANK, N.A. NON-EMPLOYEE DIRECTORS' FEE PLAN
SECTION 5 CHANGE IN CONTROL
SECTION 9 ELECTIVE DEFERRALS